CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33 –63984) of Visionics Corporation of our report dated November 14, 2003 relating to the financial statements of Visionics Corporation Retirement Plan at December 31, 2002 and for the year then ended, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 25, 2004